Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Mercantile Bankshares Corporation:

In our opinion, the consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows for each of three years in the period ended December 31, 2005 present fairly, in all material respects, the financial position of Mercantile Bankshares Corporation and its subsidiaries at December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 10, 2006

Consolidated Balance Sheets

DECEMBER 31,

(Dollars in thousands, except per share data)	2005	2004
ASSETS
Cash and due from banks	$369,536	$244,875
Interest-bearing deposits in other banks	200	158
Federal funds sold	25,104	101
Total cash and cash equivalents	394,840	245,134

Investment securities available-for-sale (1),(3)	3,089,628	2,908,694
Investment securities held-to-maturity (1),(3) fair value of $17,181 (2005) and $21,094 (2004)	16,659	20,176

Loans held-for-sale (1)	26,263	11,000

Loans (4)	11,607,845	10,228,433
Less: allowance for loan losses (1),(4)	(156,673)	(149,002)
Loans, net	11,451,172	10,079,431

Bank premises and equipment, net (1),(5)	137,419	139,946
Other real estate owned, net (1)	667	212
Goodwill, net (1),(19)	670,028	507,791
Other intangible assets, net (1),(19)	46,653	48,226
Other assets (6),(12)	588,400	465,080
Total assets	$16,421,729	$14,425,690

LIABILITIES
Deposits:
Noninterest-bearing deposits	$3,324,650	$3,049,031
Interest-bearing deposits	8,752,700	7,750,168
Total deposits	12,077,350	10,799,199
Short-term borrowings (8)	1,237,714	887,857
Accrued expenses and other liabilities (6)	169,780	129,996
Long-term debt (9)	742,163	690,955
Total liabilities	14,227,007	12,508,007

COMMITMENTS AND CONTINGENCIES (5),(9),(10)
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding - None
Common stock, $2 par value; authorized 130,000,000 shares; issued shares - 82,165,414 (2005) and 79,300,506 (2004); restricted shares - 166,060 (2005) and 143,528 (2004)	164,331	158,601
Capital surplus	676,830	530,705
Retained earnings	1,386,405	1,231,102
Accumulated other comprehensive loss, net of tax	(32,844)	(2,725)
Total shareholders’ equity	2,194,722	1,917,683
Total liabilities and shareholders’ equity	$16,421,729	$14,425,690

See notes to consolidated financial statements.

Statements of Consolidated Income

FOR YEARS ENDED DECEMBER 31,

(Dollars in thousands, except per share data)	2005	2004	2003
INTEREST INCOME
Interest and fees on loans (1)	$700,832	$546,531	$472,943
Interest and dividends on investment securities:
Taxable interest income	107,133	105,423	109,767
Tax-exempt interest income	3,161	3,266	2,746
Other investment income	2,475	2,314	741
Total interest and dividends on investment securities	112,769	111,003	113,254
Other interest income	2,436	1,503	3,397
Total interest income	816,037	659,037	589,594
INTEREST EXPENSE
Interest on deposits (7)	139,917	83,403	93,190
Interest on short-term borrowings	26,266	7,844	5,604
Interest on long-term debt	32,728	22,009	18,451
Total interest expense	198,911	113,256	117,245
NET INTEREST INCOME	617,126	545,781	472,349
Provision for loan losses (1),(4)	1,576	7,221	12,105
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	615,550	538,560	460,244
NONINTEREST INCOME
Investment and wealth management (1)	95,756	90,050	78,933
Service charges on deposit accounts	43,885	44,263	39,194
Mortgage banking-related fees	15,019	11,495	11,111
Investment securities gains (3)	405	1,239	7,137
Nonmarketable investments	19,882	11,422	10,189
Other income	68,173	55,460	37,008
Total noninterest income	243,120	213,929	183,572
NONINTEREST EXPENSES
Salaries	200,222	187,621	160,326
Employee benefits (14)	46,175	44,676	37,717
Net occupancy expense of bank premises (1),(5)	28,596	24,307	20,756
Furniture and equipment expenses (1),(5)	31,659	31,439	31,610
Communications and supplies	16,406	16,904	15,188
Other expenses	97,763	87,011	71,850
Total noninterest expenses	420,821	391,958	337,447
Income before income taxes	437,849	360,531	306,369
Provision for income taxes (1),(12)	161,530	131,124	109,555
NET INCOME	$276,319	$229,407	$196,814
NET INCOME PER SHARE OF COMMON STOCK (11):
Basic	$2.28	$1.93	$1.80
Diluted	$2.26	$1.92	$1.79
DIVIDENDS PAID PER COMMON SHARE	$0.99	$0.92	$0.86

See notes to consolidated financial statements.

Statements of Changes in Consolidated Shareholders’ Equity

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Dollars in thousands, except per share data)	Total	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
BALANCE, DECEMBER 31, 2002	$1,324,358	$137,672	$120,577	$1,010,248	$55,861
Net income	196,814			196,814
Unrealized losses on securities available-for-sale, net of reclassification adjustment, net of taxes	(33,377)				(33,377)
Comprehensive income	163,437
Cash dividends paid on common stock ($1.29 per share)	(95,842)			(95,842)
Issuance of 10,379,710 shares for bank acquisition	428,059	20,759	407,300
Fair value of 322,528 options related to employee stock option plan of acquired bank	5,944		5,944
Issuance of 124,268 shares for dividend reinvestment and stock purchase plan	4,696	248	4,448
Issuance of 23,737 shares for employee stock purchase dividend reinvestment plan	929	47	882
Issuance of 312,466 shares for employee stock option plan	5,744	625	5,119
Restricted stock awards:
Issuance of 101,932 shares	3,611	205	3,406
Deferred compensation	(3,611)			(3,611)
Amortization	3,139			3,139
Purchase of 5,500 shares under stock repurchase plan	(212)	(11)	(201)
Vested stock options	1,189	—	1,189	—	—
BALANCE, DECEMBER 31, 2003	1,841,441	159,545	548,664	1,110,748	22,484
Net income	229,407			229,407
Unrealized losses on securities available-for-sale, net of reclassification adjustment, net of taxes	(25,209)				(25,209)
Comprehensive income	204,198
Cash dividends paid on common stock ($1.38 per share)	(109,295)			(109,295)
Issuance of 117,126 shares for dividend reinvestment and stock purchase plan	5,281	234	5,047
Issuance of 24,583 shares for employee stock purchase dividend reinvestment plan	1,130	50	1,080
Issuance of 350,110 shares for employee stock option plan	7,911	700	7,211
Directors’ deferred compensation plan:
Transfer opening balance	6,406		6,406
Contribution	787		787
Dividend	—		168	(168)
Restricted stock awards:
Issuance of 35,982 shares	1,632	72	1,560
Deferred compensation	(1,632)			(1,632)
Amortization	2,042			2,042
Purchase of 1,000,000 shares under stock repurchase plan	(44,110)	(2,000)	(42,110)
Vested stock options	1,892	—	1,892	—	—
BALANCE, DECEMBER 31, 2004	1,917,683	158,601	530,705	1,231,102	(2,725)
Net income	276,319			276,319
Unrealized losses on securities available-for-sale, net of reclassification adjustment, net of taxes	(30,119)				(30,119)
Comprehensive income (11)	246,200
Cash dividends paid on common stock ($1.49 per share)	(120,167)			(120,167)
Issuance of 2,460,995 shares for acquisitions	125,351	4,922	120,429
Fair value of 138,764 converted options related to employee stock option plan of acquired bank	5,182		5,182
Issuance of 108,693 shares for dividend reinvestment and stock purchase plan	5,506	217	5,289
Issuance of 22,803 shares for employee stock purchase dividend reinvestment plan	1,195	46	1,149
Issuance of 203,695 shares for employee stock option plan	4,504	407	4,097
Directors’ deferred compensation plan:
Issuance of 10,994 shares	470	22	448
Contribution	1,132		1,132
Dividend	—		264	(264)
Restricted stock awards:
Issuance of 57,728 shares	3,055	116	2,939
Deferred compensation	(3,222)			(3,222)
Amortization	2,637			2,637
Vested stock options (15)	5,196	—	5,196	—	—
BALANCE, DECEMBER 31, 2005	$2,194,722	$164,331	$676,830	$1,386,405	$(32,844)

See notes to consolidated financial statements.

Statements of Consolidated Cash Flows

FOR YEARS ENDED DECEMBER 31,

(Dollars in thousands)	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$276,319	$229,407	$196,814
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,576	7,221	12,105
Depreciation	15,558	15,645	14,251
Amortization of other intangible assets	8,773	8,142	4,943
Provision for deferred tax benefits	(9,263)	(23,749)	(8,993)
Write-downs of other real estate owned	1	14	7
Gains on sales of other real estate owned	(198)	(204)	(366)
Gains on sales of investments securities	(405)	(1,239)	(7,137)
Gains on sales of premises	(4,341)	(1,664)	(228)
Loans held-for-sale	(14,974)	3,925	31,096
Net (increase) decrease in assets:
Interest receivable	(9,052)	2,486	4,741
Nonmarketable investments	13,100	(11,297)	(26,969)
Other assets	7,360	14,349	(7,239)
Net increase (decrease) in liabilities:
Interest payable	8,373	(1,113)	24,132
Other liabilities	(1,205)	7,307	(39,714)
Net cash provided by operating activities	291,622	249,230	197,443
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held-to-maturity	3,517	8,037	15,149
Proceeds from maturities of investment securities available-for-sale	898,334	917,216	961,583
Proceeds from sales of investment securities available-for-sale	121,634	49,314	572,615
Purchases of investment securities held-to-maturity	—	—	(2,590)
Purchases of investment securities available-for-sale	(1,078,446)	(871,948)	(1,488,190)
Net increase in customer loans	(713,794)	(973,155)	(663,922)
Proceeds from sales of other real estate owned	485	533	959
Capital expenditures	(10,214)	(10,474)	(17,355)
Proceeds from sales of premises	7,981	3,872	602
Business acquisitions (net of cash received)	(78,655)	—	(83,689)
Purchase of nonmarketable investments	(58,581)	(9,799)	(4,507)
Net cash used in investing activities	(907,739)	(886,404)	(709,345)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits	167,769	298,310	367,640
Net increase (decrease) in interest-bearing deposits	485,400	238,338	(58,121)
Net increase (decrease) in short-term borrowings	340,151	78,836	(187,374)
Proceeds from issuance of long-term debt	—	51,250	300,000
Repayment of long-term debt	(118,535)	(8,044)	(8,638)
Proceeds from issuance of shares	11,205	14,322	11,369
Repurchase of common shares	—	(44,110)	(212)
Dividends paid	(120,167)	(109,295)	(95,842)
Net cash provided by financing activities	765,823	519,607	328,822
Net increase (decrease) in cash and cash equivalents	149,706	(117,567)	(183,080)
Cash and cash equivalents at beginning of period	245,134	362,701	545,781
Cash and cash equivalents at end of period	$394,840	$245,134	$362,701
SUPPLEMENTAL INFORMATION
Cash payments for interest	$189,186	$114,370	$115,921
Cash payments for income taxes	173,306	138,832	115,448

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation

Mercantile Bankshares Corporation (“Bankshares”) is a regional multibank holding company headquartered in Baltimore, Maryland.  At December 31, 2005, Bankshares had $16.4 billion in assets, $11.6 billion in loans and $12.1 billion in deposits.  It is the largest bank holding company headquartered in the state of Maryland.  The two principal lines of business are Banking and Investment & Wealth Management (“IWM”), delivered through the lead bank Mercantile-Safe Deposit and Trust Company (“MSD&T”) and 10 affiliated banks.  The consolidated financial statements, which include the accounts of Mercantile Bankshares Corporation (“Bankshares”) (Nasdaq:  MRBK) and all of its affiliates, are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practice within the banking industry.  All significant intercompany transactions have been eliminated.  For purposes of comparability, certain prior period amounts have been reclassified to conform to current period presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the disclosure of revenues and expenses during the reporting period.  These estimates and assumptions, such as the accounting for loan losses, depreciation and pension obligations, are based on information available as of the date of the financial statements and could differ from actual results.

Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets since they are not assets of Bankshares or its affiliates.  Acquisitions accounted for as purchases are included in the financial statements from the respective dates of affiliation.

On January 10, 2006, Bankshares announced a three-for-two stock split on its common stock. Certain shares, average shares and per share amounts have been adjusted to give effect to the split.

B. Investment Securities

Investments are classified as either “held-to-maturity” or “available-for-sale” or “trading” at the date of commitment or purchase. The fair value of securities is based on pricing services that rely on quoted market prices, or if quoted market prices are not available, then the fair value is estimated using quoted market prices for similar securities, pricing models or discounted cash flow analysis.  Interest and dividends declared on securities are recognized in interest income on an accrual basis.  Premiums and discounts on debt securities are amortized/accreted by the level yield methods adjusted for the effects of prepayments on the underlying investments.  Realized gains and losses are recognized on a specific identification trade date basis.  Amortized cost is used to compute gains or losses on the sales of securities, which are reported in the Statement of Consolidated Income.

Investment securities classified as “held-to-maturity” are acquired with the intent and ability to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts.  Investment securities classified as “available-for-sale” are acquired to be held for indefinite periods of time and may be sold in response to changes in interest rates and/or prepayment risk or for liquidity management purposes.  These securities are carried at fair value, and any unrealized gain or loss in the market value of available-for-sale securities is reported as accumulated other comprehensive income, a separate component of shareholders’ equity, net of applicable taxes.  Trading securities are acquired with the intent to be held for a short period with a subsequent resale.  These securities are carried at fair value with realized and unrealized gains and losses recorded in trading account profit and losses in the results of operations.

An assessment is made at the end of each quarter to determine whether there have been any events or economic circumstances to indicate that a security is impaired on an other-than-temporary basis.  An other-than-temporary impairment may develop if, based on all available evidence, the carrying amount of the investment is not recoverable within a reasonable period of time.  Factors considered in making this assessment include, among others, the intent and ability to hold the investment for a period of time sufficient for a recovery in value; external credit ratings and recent downgrades; market price fluctuations due to factors other than interest rates; and the probability of collection of contractual cash flows.  Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value, and the adjustment is recorded as a realized loss in securities gains (losses).

C. Loans

Interest income on loans is accrued at the contractual rate on the principal amount outstanding.  Loan origination and commitment fees, direct loan acquisition and origination costs, when significant, are deferred and accreted to interest income over the life of the loan or over the commitment period.  Loans held-for-sale in conjunction with the mortgage banking business are carried at the lower of aggregate cost or fair value.  Fees related to loans held-for-sale are recognized as a component of mortgage banking income upon the sale of the loan.  Loans acquired through the completion of a transfer, including loans acquired in a business combination are accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.”  Under SOP 03-3, loans that fall within the scope of SOP 03-3 are evaluated for evidence of deterioration of credit quality since their origination for which it was probable that all contractual payments would not be collected.  Such loans are carried at their estimated fair value (as determined by the present value of expected future cash flows) with the estimated cash flows reevaluated on a quarterly basis.  The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable yield,” is recognized as interest income on a level-yield method over the life of the loan.  Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “nonacrretable difference,” are not recognized as a yield adjustment or as a loss accrual or a valuation allowance, but rather are part of the purchase price.  Increases in expected cash flows subsequent to the initial investment are recognized prospectively through an adjustment of the yield on the loan over its remaining life. Decreases in expected cash flows are recognized as an impairment.  Valuation allowances on these impaired loans reflect only losses incurred after the acquisition (meaning the present value of all cash flows expected at acquisition that are ultimately not received) with the estimated cash flows reevaluated on a quarterly basis.  When scheduled principal or interest payments are past due 90 days or more at quarter-end on any loan, the accrual of interest income is discontinued.  Subsequent receipts on these loans are recorded as a reduction of principal, and interest income is recorded only once principal recovery is reasonably assured.  Previously accrued but uncollected interest on these loans is charged against interest income.  Generally, a loan may be restored to accruing status when all past due principal, interest and late charges have been paid and Bankshares expects repayment of the remaining contractual principal and interest.

Under Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan -an amendment of FASB Statements Nos. 5 and 15” a loan is considered impaired, based on current information and events, if it is probable that Bankshares will not collect all principal and interest payments according to the contractual terms of the loan agreement.  The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the repayment is expected to be provided predominantly by the underlying collateral. Impaired loans do not include large groups of smaller balance homogeneous loans that are evaluated collectively for impairment (e.g., residential mortgages and consumer installment loans).  The allowance for loan losses related to these loans is included in the allowance for loan losses applicable to other than impaired loans. A majority of Bankshares’ impaired loans are measured by reference to the fair value of the collateral.

D. Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb losses inherent in the loan portfolio.  Management’s assessment includes the systematic evaluation of several factors:  current economic conditions and their impact on specific borrowers and industry groups; the level of classified and nonperforming loans; the historical loss experience by loan type; the results of regulatory examinations; and, in specific cases, the estimated value of underlying collateral.  The assessments of economic conditions, results of regulatory examinations and other risk elements are primarily determined by management at each affiliate and reviewed by Bankshares.  In developing this assessment, management must rely on estimates and exercise judgment in assigning credit risk. Depending on changing circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for loan losses.

The allowance is increased by the loan loss provision charged to operating expenses and reduced by loan charge-offs, net of recoveries.  The provision for loan losses is based on a continuing review of the loan portfolios, past loss experience and current economic conditions that may affect borrowers’ ability to pay.  A loan is charged-off when, in management’s judgement, the collection of the remaining balance carried is remote.  Consumer loans that are 90 days past due at quarter end, unless well secured and in the process of collection, are charged off immediately.

E. Loans Held-for-Sale

Bankshares enters into commitments to sell loans that it has originated.  Generally, these loans are held for a short term.  Mortgage loans held for sale are recorded at the principal amount less deferred fee income, with fee income subsequently reflected in earnings when the loan is sold.   The carrying amounts of loans held-for-sale are reported at the lower of cost or fair market value, with the original principal amount adjusted to reflect changes in the loans’ fair value as applicable through fair value hedge accounting.  Pursuant to SFAS No. 133, loans held-for-sale, commitments to sell the loans, and any commitments to originate loans are recorded on the balance sheet at estimated fair market value.  The determination of any write-down to market value on loans held-for -sale includes consideration of all open positions and outstanding commitments from investors.  Declines in the market value of loans held-for-sale are recorded as a charge in mortgage banking-related fees.  Subsequent declines or recoveries of previous declines in the market value of loans held for sale are recorded in mortgage banking-related fees.  Sales of loans are recorded when the proceeds are received, and any difference between the proceeds and the carrying amount is recorded as a gain or loss in mortgage banking-related fees.

F. Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the properties.  Expenditures for repairs and maintenance are charged to operating expenses as incurred.  Expenditures for improvements that extend the life of an asset are capitalized and depreciated over the asset’s remaining useful life.  Gains or losses realized on the disposition of properties are reflected in consolidated income.

G. Other Real Estate Owned

Other real estate owned consists primarily of real estate obtained through foreclosure or acceptance of deeds in lieu of foreclosure. Other real estate owned is held for sale and is stated at the lower of cost or fair value.

H. Goodwill and Intangible Assets

Goodwill is the excess of the cost of Bankshares’ investment over its equity in the net assets of purchased businesses.  Goodwill and identified intangible assets with indefinite useful lives are not subject to amortization.  Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate there may be impairment.

Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset.  Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows.  If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, or when appropriate, the amortization period is reduced.

Bankshares’ impairment evaluations for the year ended December 31, 2005, indicated that none of Bankshares’ goodwill or identified intangible assets were impaired with the exception of one small customer relationship intangible where the amortization period required acceleration.

Bankshares recognizes as assets the right to service mortgage loans for others.  Market quotes are used to determine the fair value of the mortgage servicing rights at the date of the sale.  The capitalized mortgage servicing rights are amortized over the estimated period of net servicing income.  Bankshares analyzes the capitalized mortgage servicing rights for impairment using a discounted cash flow analysis.  A valuation allowance is established through a charge to earnings if the amount of unamortized mortgage servicing rights exceeds fair value.

I. Stock-Based Compensation

Bankshares’ stock-based compensation plans are accounted for in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”  Under this standard, compensation cost for options is determined based on the fair value of each option and the number of options that are granted and expected to vest.  Bankshares’ stock options typically have an exercise price equal to the fair value of the stock on the date of grant, and vest based on continued service for a specified period, generally over three to five years.  The fair value of the option is measured on the date of grant using the Black-Scholes option-pricing model with market assumptions.  This amount is amortized on a straight-line basis over the vesting period.  Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. Compensation expense for restricted stock awards is based on the closing market value of Bankshares’ stock on the date an award is granted and is amortized as salaries and employee benefits expense in the results of operations in accordance with the applicable vesting schedule, generally straight-line over one to three years.

J. Pension and Postretirement Benefit Obligations

Bankshares offers various pension plans and postretirement benefit plans to employees.  The calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions.  Actuarial valuations and assumptions used in the determination of future values of plan assets and liabilities are subject to management judgment and may differ significantly if different assumptions are used.

K. Income Taxes

Income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes.”  The asset and liability approach underlying SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of Bankshares’ assets and liabilities.  Deferred taxes are determined using enacted tax rates in effect for the year in which the temporary difference is expected to reverse.  To the extent tax rates or laws change, deferred tax assets and liabilities are adjusted in the period that the tax change is enacted.  Income tax expense includes deferred tax expense, which represents the net change in the deferred tax asset or liability balance during the year plus any change in a valuation allowance; and current tax expense, which represents the aggregate amount of tax currently payable to or receivable from tax authorities.

L. Earnings Per Share

Basic and diluted earnings per share (“EPS”) amounts are computed in accordance with the provisions of SFAS No. 128, “Earnings Per Share.”  Basic EPS is computed by dividing income available to common shareholders by weighted average common shares outstanding during the period.  Diluted EPS is computed using the same components as in basic EPS with the denominator adjusted for the dilutive effect of stock options and restricted stock awards.

M. Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under resale agreements.  Generally, federal funds are purchased and sold for one-day periods; securities purchased/sold under resale agreements are purchased/sold for periods of one to sixty days.

N. Derivatives and Hedging Activities

Derivatives are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as subsequently amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, which establishes accounting and reporting standards for derivatives and hedging activities.  Under SFAS No. 133, Bankshares may designate a derivative as either a hedge of the fair value of a recognized fixed-rate asset or liability or an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or of the variability of future cash flows of a floating-rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge).  All derivatives are recorded as other assets or other liabilities on the balance sheet at their respective fair values with unrealized gains and losses recorded either in other comprehensive income or in the results of operations, depending on the purpose for which the derivative is held.  Derivatives that do not meet the criteria for designation as a hedge under SFAS No. 133 at inception, or fail to meet the criteria thereafter, are included in trading account assets or liabilities.

Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other noninterest income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income.  For all hedge relationships, ineffectiveness resulting from differences between the changes in fair values or cash flows of the hedged item and changes in fair value of the derivative are recognized as other noninterest income in the results of operations.  The net interest settlement on derivatives designated as fair value or cash flow hedges is treated as an adjustment of the interest income or interest expense of the hedged assets or liabilities.

At inception of a hedge transaction, Bankshares formally documents the hedge, as well as the risk management objective and strategy for undertaking the hedge transactions.  This process includes identification of the hedging instrument, hedged item, risk being hedged and the methodology for measuring ineffectiveness.  Both at inception and on an ongoing basis, an assessment is made as to whether the derivatives used in hedging transactions have been highly effective in offsetting changes in the fair value of hedged items and whether those derivatives may be expected to remain highly effective in future periods.

Bankshares discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative is reclassified as a trading account asset or liability.  When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value, and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability.  When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses that were accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow.  They are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur.

Under SFAS No. 133, as amended, commitments to purchase loans and certain commitments to sell loans are derivatives.  These commitments can be designated as a hedge; otherwise, they are recorded as a freestanding derivative and classified as a trading account asset or liability.

Bankshares occasionally may enter into a contract (“host contract”) that contains a derivative that is embedded in the financial instrument.  If applicable, an embedded derivative is separated from the host contract and can be designated as a hedge; otherwise, the derivative is recorded as a freestanding derivative and classified as a trading account asset or liability.

O. Nonmarketable Investments

Nonmarketable investments include private equity investments that are not publicly traded, securities acquired to meet various regulatory requirements (for example, Federal Reserve Bank Stock), bank-owned life insurance and hedge fund investments. Bankshares’ reviews typically include an analysis of the facts and circumstances of each investment for fair determination, the expectations for the investments’ cash flows and capital needs, the viability of its business model and our exit strategy.  Since these private equity investments have no readily ascertainable fair value, they are reported at amounts that we have estimated to be fair value. In estimating the fair value of each investment, we must apply judgment using certain assumptions.  Bankshares believes that an investment’s cost is the best indication of its fair value initially, provided that there have been no significant positive or negative developments subsequent to its acquisition that indicate the necessity of an adjustment to a fair value estimate.  Private equity investments are reviewed at least quarterly for possible other-than-temporary impairment. If, and when, such an event takes place, Bankshares adjusts the investment’s fair value by an amount that Bankshares believes reflects the nature of the event.  Bankshares recognizes any adjustment to fair value as other noninterest income.  Bank-owned life insurance is carried at cash surrender value, which approximates fair value.  Investments in hedge funds are recorded at fair value.  Changes in fair values are reported as noninterest income.

2. BUSINESS COMBINATIONS

The following provides information concerning acquisitions and restructurings completed during the three years ended December 31, 2005.  These acquisitions were accounted for as purchases.  The number of shares issued in the purchases have been adjusted for the three-for-two stock split.  The results of operations of these acquisitions subsequent to the acquisition dates are included in Bankshares’ Statements of Consolidated Income.  Individually, the results of operations of these acquisitions prior to the acquisition dates were not material to Bankshares’ results of operations.

On November 30, 2005, Keller Stonebraker (a subsidiary of Farmers & Mechanics Bank) acquired Select Benefit Services, Inc., an insurance agency headquartered in Frederick Maryland.  The total consideration paid was $1.0 million in the form of 26,003 unregistered shares of Bankshares’ common stock.

On May 18, 2005, Bankshares completed its acquisition of CBNV, a bank headquartered in Sterling, Virginia, which was merged into MSD&T.  CBNV operated 14 branch offices in the Northern Virginia metropolitan market at the time of the acquisition.  The primary reason for the merger with CBNV was to expand Bankshares’ distribution network in Northern Virginia, a higher growth market.  The total consideration paid to CBNV shareholders in connection with the acquisition was $82.9 million in cash and 3.7 million shares of Bankshares’ common stock.  CBNV transactions have been included in Bankshares’ financial results subsequent to May 18, 2005.  The assets and liabilities of CBNV were recorded on the Consolidated Balance Sheet at their respective fair values.  The fair values were determined as of May 18, 2005 and are subject to refinement as further information becomes available.  The transaction resulted in total assets acquired as of May 18, 2005 of $888.2 million, including $671.0 million of loans and leases; liabilities assumed were $842.3 million, including $626.9 million of deposits.  Additionally, Bankshares recorded $162.1 million of goodwill and $4.6 million of core deposit intangible (“CDI”).  CDI are subject to amortization and are being amortized over nine years on a straight-line basis.

As part of the acquisition, Bankshares considered SFAS No. 146 and as such Bankshares’ exit costs, referred to herein as “merger-related” costs, are defined to include costs for branch closings and related severance, combining operations such as systems conversions, and printing/mailing costs incurred by Bankshares prior to and after the merger date and are included in Bankshares’ results of operations.  Bankshares expensed merger-related costs totaling $1.3 million for the year ended December 31, 2005.  The costs associated with these activities are included in noninterest expenses.  Merger-related expenses incurred consisted largely of expenses for systems conversion costs, branch closings and integrations of operations.  Prior to the merger, CBNV recorded exit costs of $9.7 million relating to severance, system conversions, branch consolidations and costs associated with terminating contracts.  Management determined that $224 thousand of the estimated $9.7 million in exit costs will not be disbursed and therefore reversed this amount out of the accrued exit costs.  At December 31, 2005, $371 thousand remained unpaid, which primarily consisted of severance and contract write-offs.

In the second quarter of 2005, Bankshares consolidated Fidelity Bank into Farmers.  The consolidation of these banks allows the surviving bank to serve its local customers with greater scale and expertise.  Also in the second quarter of 2005, Mercantile Potomac Bank merged into MSD&T.  This combination allows Bankshares to provide the resources necessary for greater expansion into the Washington, D.C. and Northern Virginia markets.

On August 12, 2003, Bankshares completed its acquisition of Farmers, a bank holding company headquartered in Frederick, Maryland.   The total consideration paid to Farmers shareholders in connection with the acquisition was $124.1 million in cash and 15.6 million shares of Bankshares’ common stock.  Farmers’ transactions have been included in Bankshares’ financial results since August 13, 2003.  Acquired assets on August 12, 2003 totaled $2.2 billion, including $1.4 billion of loans and leases; liabilities assumed were $2.0 billion, including $1.7 billion of deposits.  As of December 31, 2003, Bankshares recorded $385.9 million of goodwill, $36.0 million of core deposit intangible, $5.8 million of mostly client relationship intangibles (relating to the two insurance subsidiaries) and $1.1 million in a trademark intangible.  Intangible assets subjected to amortization are being amortized on a straight-line basis.  The weighted average amortization period for the acquired core deposit intangible is nine years, and the client relationship identified intangible ranges from three to fifteen years.  On October 24, 2003, certain assets and liabilities of Farmers were transferred to other Bankshares affiliates in order to align customers’ accounts with the Bankshares affiliate serving the geographic area where those customers reside.

Farmers, acquired in a business combination, falls under the guidance of the Emerging Issues Task Force (“EITF”) in EITF Issue
No. 95-3, “Recognition of Liability in Connection with a Purchase Business Combination.”  EITF Issue No. 95-3 requires an entity to recognize a liability for an exit cost on the date that the entity commits itself to an exit plan.  “Exit costs” are defined to include those costs recorded by Farmers prior to the merger date and, therefore, are not included in Bankshares’ results of operations.  Prior to August 12, 2003 Farmers recorded exit costs of $33.6 million relating to severance, systems conversion, branch consolidation and costs associated with terminating contracts (including leases).  Management has determined that $3.2 million of the estimated $33.6 million in exit costs will not be disbursed.  This $3.2 million was reversed out of the accrued exit costs, with corresponding decreases to deferred taxes ($1.2 million) and goodwill ($2.0 million).  As of December 31, 2005, $29.8 million of these exit costs had been paid since acquisition. Bankshares expensed merger-related costs totaling $8.0 million for the year-ended December 31, 2003.  The costs associated with these activities were included in noninterest expenses.

In March and April 2003, Bankshares acquired in separate transactions, Boyd Watterson Asset Management, LLC (“Boyd Watterson”), an investment management firm, and Peremel & Company, Inc. (“Peremel”), a directed and discount brokerage company.  In the aggregate, the companies were purchased for approximately $29.0 million in cash.  The Boyd Watterson acquisition had a potential additional contingent payment of up to $8.6 million that will be paid in the first quarter of 2006 and will be recorded as goodwill.  Bankshares recorded approximately $10.1 million of identified intangibles, mostly client relationships, as a result of these acquisitions.  These intangibles are being amortized on a straight-line basis over a range of three to eight years.  Goodwill recorded on these transactions totaled approximately $18.0 million at December 31, 2005.

3. INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at December 31, 2005 and 2004 were as follows:

	2005				2004
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities held-to-maturity
States and political subdivisions	$16,659	$541	$19	$17,181	$20,176	$921	$3	$21,094
Securities available-for-sale
U.S. Treasury	$434,893	$223	$3,080	$432,036	$605,505	$4,534	$980	$609,059
U.S. Government agencies	992,040	29	12,761	979,308	853,930	3,742	4,699	852,973
Mortgage-backed securities	1,581,845	685	38,269	1,544,261	1,326,056	4,372	13,127	1,317,301
States and political subdivisions	70,017	306	188	70,135	61,984	917	31	62,870
Other bonds, notes and debentures	19,083	—	215	18,868	30,387	28	126	30,289
Total bonds	3,097,878	1,243	54,513	3,044,608	2,877,862	13,593	18,963	2,872,492
Other investments	43,980	1,236	196	45,020	34,936	1,266	—	36,202
Total	$3,141,858	$2,479	$54,709	$3,089,628	$2,912,798	$14,859	$18,963	$2,908,694

The amortized cost and fair value of the bond investment portfolio by contractual maturity at December 31, 2005 and 2004 are shown below.

	2005		2004
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities held-to-maturity
Within 1 year	$2,347	$2,349	$2,812	$2,831
1-5 years	7,353	7,492	9,273	9,550
5-10 years	6,959	7,340	7,694	8,281
After 10 years	—	—	397	432
Total	$16,659	$17,181	$20,176	$21,094
Securities available-for-sale
Within 1 year	$621,979	$617,587	$571,279	$574,375
1-5 years	2,292,959	2,244,736	2,002,424	1,993,754
5-10 years	182,940	182,285	278,645	278,751
After 10 years	—	—	25,514	25,612
Total	$3,097,878	$3,044,608	$2,877,862	$2,872,492

At December 31, 2005 and 2004, no single issue of investment securities exceeded 10.0% of shareholders’ equity.  At

December 31, 2005 and 2004, securities with an amortized cost of $1.3 billion and $1.1 billion, respectively, were pledged as collateral for certain deposits as required.

The following table shows the gross unrealized losses and fair value of Bankshares’ investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004.

	Less than 12 Months		12 months or more		Total
At December 31, 2005 (Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

U.S. Treasury	$1,301	$334,188	$1,779	$97,848	$3,080	$432,036
U.S. Government agencies	4,834	513,169	7,927	466,139	12,761	979,308
Mortgage-backed securities	15,420	1,026,218	22,848	518,043	38,269	1,544,261
States and political subdivisions	173	83,626	34	3,690	207	87,316
Other bonds, notes and debentures	30	5,129	186	13,739	215	18,868
Total bonds	21,758	1,962,330	32,774	1,099,459	54,532	3,061,789
Other investments	196	45,020	—	—	196	45,020
Total	$21,954	$2,007,350	$32,774	$1,099,459	$54 ,728	$3,106,809

	Less than 12 Months		12 months or more		Total
At December 31, 2004 (Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

U.S. Treasury	$980	$609,059	$—	$—	$980	$609,059
U.S. Government agencies	4,698	852,922	1	51	4,699	852,973
States and political subdivisions	30	83,590	1	374	31	83,964
Mortgage-backed securities	4,703	1,039,943	8,424	277,358	13,127	1,317,301
Other bonds, notes and debentures	126	30,289	—	—	126	30,289
Total bonds	10,537	2,615,803	8,426	277,783	18,963	2,893,586
Other investments	—	36,202	—	—	—	36,202
Total	$10,537	$2,652,005	$8,426	$277,783	$18,963	$2,929,788

The unrealized losses on Bankshares’ investments in U. S. Treasury obligations and direct obligations of U. S. Government agencies were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment.  Because Bankshares has the ability and intent to hold those investments until a recovery of fair value, which may be at maturity, Bankshares does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

The unrealized losses on Bankshares’ investment in federal agency mortgage-backed securities were caused by interest rate increases. Bankshares’ purchased those investments at a modest premium or discount to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government.  Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of Bankshares’ investment.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because Bankshares has the ability and intent to hold those investments until a recovery of fair value, which may be at maturity, Bankshares does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

The unrealized losses on Bankshares’ investments in state and political subdivision obligations were caused by interest rate increases. Credit quality within this portfolio remained strong with 73.0% of the portfolio rated AAA and 99.0% of the portfolio rated investment grade.  The contractual terms of those investments do not permit the issuer to settle the security at a price less than the amortized cost of the investment.  Because Bankshares has the ability and intent to hold those investments until a recovery of fair value, which may be at maturity, it does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

The unrealized losses on Bankshares’ investments in other bonds, notes and debentures were caused by interest rate increases. The credit quality of these bonds has remained strong throughout 2005 and it is expected that the securities would not be settled at a price less than the amortized cost of Bankshares’ investment.  Because Bankshares has the ability and intent to hold those investments until a recovery of fair value, which may be at maturity, it does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

Bankshares investments in other investments consist of investments in common stock of other banking companies and a mutual fund that invests in bonds that qualify as Community Reinvestment Act (“CRA”) investments.  The unrealized loss of $196.0 thousand relates to the CRA mutual fund.  Based on the level of the impairment (less than 1% of the cost) and the duration of the impairment (less than 12 months) and Bankshares’ ability and intent to hold this investment for a reasonable period of time sufficient for a forecasted recovery of fair value, Bankshares does not consider this investment to be other-than-temporarily impaired at December 31, 2005.

The following table shows the gross realized gains and losses on the sale of securities in the available-for-sale portfolio, including marketable equity securities.

	2005		2004		2003
(Dollars in thousands)	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses
Securities available-for-sale
Debt	$293	$56	$—	$202	$—	$985
Other Investments	279	111	1,441	—	8,122	—
Total	$572	$167	$1,441	$202	$8,122	$985

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2005 and 2004 were as follows.

(Dollars in thousands)	2005	2004
Commercial and leasing	$2,957,301	$2,866,693
Commercial real estate	3,703,297	3,122,701
Construction	1,607,095	1,268,350
Residential real estate	1,802,373	1,677,932
Home equity lines	505,508	495,462
Consumer	1,032,271	797,295
Total	$11,607,845	$10,228,433

At December 31, 2005 and 2004, $22.6 million and $30.9 million, respectively, were considered nonaccrual loans (loans in which interest income is recognized only as collected).  Interest income on nonaccrual loans that would have been recorded if accruing was $2.1 million and $2.5 million in 2005 and 2004, respectively.  Interest income on nonaccrual loans that was recorded totaled

$0.5 million and $0.8 million in 2005 and 2004, respectively.  See Note No. 1C (Significant Accounting Policies) for an explanation of the nonaccrual loan policy.

The changes in the allowance for loan losses follow:

(Dollars in thousands)	2005	2004	2003
Allowance balance at beginning of year	$149,002	$155,337	$138,601
Allowance of acquired bank	7,086	—	13,205
Charge-offs	(7,602)	(18,380)	(12,324)
Recoveries	6,611	4,824	3,750
Provision for loan losses	1,576	7,221	12,105
Allowance balance at end of year	$156,673	$149,002	$155,337

Information with respect to impaired loans and the related valuation allowance (if the measure of the impaired loan is less than the recorded investment) as of December 31, 2005 and 2004 is shown below.  Refer to Note No. 1C (Significant Accounting Policies) for an expanded discussion on impaired loans.

(Dollars in thousands)	2005	2004
Impaired loans with a specific valuation allowance	$11,512	$18,695
All other impaired loans	9,086	8,783
Total impaired loans	$20,598	$27,478

Specific allowance for loan losses applicable to impaired loans	$4,150	$10,611
General allowance for loan losses applicable to other than impaired loans	152,523	138,391
Total allowance for loan losses	$156,673	$149,002

Year-to-date interest income on impaired loans recorded on the cash basis	$40	$379
Year-to-date average recorded investment in impaired loans during the period	$26,703	$39,025

On May 18, 2005, Bankshares acquired approximately $671.0 million in loans as part of the CBNV acquisition.  At acquisition, CBNV had $7.4 million in an allowance for loan losses of which $7.1 million was carried over to Bankshares in accordance with SFAS No. 141, “Business Combinations,” for those loans that do not fall within the scope of SOP 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” Bankshares determined two commercial real estate loans totaling $4.9 million were within the scope of SOP 03-3.  The carrying value and accretable yields of these loans as of December 31, 2005 are shown below.

(Dollars in thousands)	December 31, 2005
Commercial real estate	$4,887
Total	$4,887

Carrying amount	$3,509

Accretable yield
Balance at May 18, 2005	$—
Additions - due to acquisition	680
Accretions	(227)
Reclassifications from nonaccretable difference	194
Disposals	—
Balance at December 31, 2005	$647

5. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2005 and 2004 consisted of the following:

(Dollars in thousands)	2005	2004
Land	$26,670	$27,590
Building and leasehold improvements	144,200	148,119
Equipment	113,134	106,621
Total bank premises and equipment	284,004	282,330
Accumulated depreciation and amortization	(146,585)	(142,384)
Bank premises and equipment, net	$137,419	$139,946

Bankshares’ bank affiliates conduct a part of their branch banking operations from leased facilities.  Generally, the initial terms of the leases range from a period of one to fifteen years.  Most of the leases contain options for renewal at the fair rental value for periods of one to twenty years.  In addition to minimum rentals, certain leases have escalation clauses based on various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.

Total rental expense for 2005, 2004 and 2003 was:

(Dollars in thousands)	2005	2004	2003
Bank premises (1)	$11,185	$9,501	$8,807
Equipment / software expense	6,053	5,670	5,984
Total rental expense	$17,238	$15,171	$14,791

(1) Amounts do not reflect offset for rental income from outside tenants.

The main offices of Bankshares and MSD&T are located in a 21-story building at Two Hopkins Plaza in Baltimore, Maryland, which is owned by MBC Realty, LLC, a wholly owned subsidiary of Harbor Group International, L.L.C.  Pursuant to a lease agreement by and between MBC Realty, LLC (which was previously owned by Bankshares) and MSD&T, effective as of December 13, 2004, MSD&T agreed to lease up to approximately 179,000 square feet of prime office space and approximately 27,000 square feet of back-office and storage space at Two Hopkins Plaza, for a term of ten years.  At December 31, 2005, MSD&T and Bankshares occupied approximately 206,000 square feet.  The lease agreement contains two five-year renewal options.  The lease agreement is accounted for as a lease-financing obligation. See Note No. 9 (Long-term Debt) found elsewhere in this document.

At December 31, 2005, the aggregate minimum rental commitments under non-cancelable operating leases were as follows:

2006 - $16.8 million, 2007 - $16.0 million, 2008 - $13.1 million, 2009 - $9.9 million, 2010 - $8.0 million, thereafter - $43.7 million.

6. OTHER ASSETS & LIABILITIES

The following table provides selected information on Bankshares’ other assets at December 31, 2005 and 2004.

(Dollars in thousands)	2005	2004
Nonmarketable investments
Private equity and other investments	$69,445	$56,476
Hedge fund of funds	62,778	74,190
Bank-owned life insurance	152,613	83,836
Total nonmarketable investments	284,836	214,502
Interest receivable	90,075	62,061
Deferred taxes, net	79,322	47,299
Prepaid assets	82,667	84,130
All other assets	51,500	57,088
Total other assets	$588,400	$465,080

Net gains from sales or impairment of private equity and other nonmarketable investments were $10.8 million, $2.6 million and $0.8 million in 2005, 2004 and 2003, respectively.  Noninterest income from hedge funds was $8.4 million, $5.5 million and

$6.4 million in 2005, 2004, and 2003, respectively.  In the third quarter of 2005, Bankshares purchased additional bank-owned life insurance in the amount of $50.0 million and acquired $13.0 million through the CBNV acquisition.  Other noninterest income from bank-owned life insurance was $4.8 million, $3.3 million and $3.0 million in 2005, 2004 and 2003, respectively.

The following table provides selected information on Bankshares’ other liabilities at December 31, 2005 and 2004.

(Dollars in thousands)	2005	2004
Accrued expenses	$81,906	$61,599
Interest payable	26,276	16,551
All other liabilities	61,598	51,846
Total other liabilities	$169,780	$129,996

7. DEPOSITS

Included in time deposits are certificates of deposit issued in denominations of $100,000 and over, which totaled $1.7 billion and $1.4 billion at December 31, 2005 and 2004, respectively. The amount outstanding and maturity distribution of time deposits issued in amounts of $100,000 and over at December 31, 2005 are presented in the following table.

		Maturing
(Dollars in thousands)	Total	1 year or less	Over 1 through 2 years	Over 2 through 3 years	Over 3 through 4 years	Over 4 through 5 years	Over 5 years
Time deposits $100,000 and over	$1,743,885	$1,175,410	$286,205	$94,964	$93,606	$90,622	$3,078

Deposits at December 31, 2005 and 2004 consisted of the following.

(Dollars in thousands)	2005	2004
Noninterest-bearing	$3,324,650	$3,049,031
Savings	1,339,215	1,449,313
Checking plus interest	1,430,524	1,377,981
Money market	1,944,513	1,588,445
Time - $100,000 and over	1,743,885	1,393,907
Other time	2,294,563	1,940,522
Total	$12,077,350	$10,799,199

8. SHORT-TERM BORROWINGS

The following table provides selected information on Bankshares’ short-term borrowings and applicable weighted average interest rates at December 31, 2005 and 2004.

	Year-end		During Year
2005 (Dollars in thousands)	Amount	Rate	Highest	Average	Rate
Federal funds purchased and securities sold under repurchase agreements	$1,044,660	3.04%	$1,084,364	$928,207	2.49%
Commercial paper	193,054	2.37	209,355	177,781	1.79
Other short-term borrowings	—	—		—	—
Total	$1,237,714	2.93%		$1,105,988	2.37%

	Year-end		During the Year
2004 (Dollars in thousands)	Amount	Rate	Highest	Average	Rate
Federal funds purchased and securities sold under repurchase agreements	$671,227	1.44%	$729,315	$726,041	0.96%
Commercial paper	216,630	0.80	286,844	206,308	0.44
Other short-term borrowings	—	—		144	2.19
Total	$887,857	1.29%		$932,493	0.84%

Other short-term borrowings consist of borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”).  During 2005 and 2004, commercial paper borrowings were partially supported by back-up lines of credit of $40.0 million.  Unused committed lines of credit at December 31, 2005 and 2004 were $40.0 million.  These lines of credit are paid for quarterly, semiannually or annually on a fee basis of 0.09% to 0.10%.  In addition, Bankshares also has $2.1 billion in lines with the FHLB, although Bankshares’

$50.0 million in senior notes contain debt covenant restrictions that limit additional FHLB borrowings to $150.0 million unless Bankshares renegotiates this restriction with existing investors.

9. LONG-TERM DEBT

Long-term debt at December 31, 2005 and 2004 consisted of the following.

(Dollars in thousands)	2005	2004
Senior notes of Bankshares, unsecured
Ranging from 6.72% to 6.80%, due 2006 and 2009	$50,000	$50,000
Senior notes of MSD&T, unsecured (1)
5.70%, due 2011
Book value	199,739	199,704
Fair value basis adjustment	(866)	6,147
Adjusted balance	198,873	205,851
Subordinated notes of MSD&T, unsecured (2)
Floating rate of LIBOR plus 2.75%, due 2014
Book value	9,794	—
Subordinated notes of Bankshares, unsecured (3)
4.625%, due 2013
Book value	299,410	299,346
Fair value basis adjustment	(9,486)	(6,289)
Adjusted balance	289,924	293,057
Lease finance obligation, Hopkins building (4)
4.00%, due 2011	49,288	51,186
Advances from Federal Home Loan Bank (5)
Ranging from 2.00% to 6.56%, due 2006 to 2018	144,284	90,861
Total	$742,163	$690,955

Note: All debt is subject to interest payments at various intervals.  Several of the FHLB advances and the lease-financing obligation are subject to monthly principal payments.

(1) The debt has a face value of $200.0 million, with an unamortized discount of $261 thousand based on an effective rate of 4.20%. These fixed-rate notes were converted to floating rates through an interest rate swap.  This swap was designed as a hedge of the fair value of the debt; therefore, the debt has been adjusted to reflect the change in the fair value of the swap.

(2) The debt has a face value of $10.0 million, with an unamortized discount of $206 thousand based on an effective rate of 7.01%.

(3) The debt has a face value of $300.0 million, with an unamortized discount of $590 thousand based on an effective rate of 4.51%. $150.0 million of these fixed-rate notes were converted to floating rates through interest rate swaps.  These swaps were designed as a hedge of the fair value of the debt; therefore, the debt has been adjusted to reflect the change in the fair value of the swap.

(4) Represents the unamortized amount due on the lease of the Hopkins Plaza Building.

(5) Of the $144.3 million that the Federal Home Loan Bank of Atlanta (“FHLB”) advanced to Bankshares as of December 31, 2005, $49.3 million is convertible to three-month LIBOR at the option of the FHLB. These advances are convertible on a quarterly basis upon written notice from the FHLB. With the exception of $30.2 million in advances, each of these convertible advances is within its conversion period and may be converted on any quarterly payment date should the FHLB give notice. The $30.2 million in advances has an initial conversion date of March 20, 2006.

The annual maturities on all long-term debt are 2006 - $88.0 million, 2007 - $19.1 million, 2008 - $26.8 million, 2009 - $24.4 million, 2010 - $3.4 million, thereafter - $580.4 million.

10. COMMITMENTS AND CONTINGENCIES

Bankshares is a party to financial instruments that are not reflected in the balance sheet, which include commitments to extend credit and standby letters of credit. Various commitments to extend credit (lines of credit) are made in the normal course of banking business. Letters of credit are issued for the benefit of customers by affiliated banks. These commitments are subject to loan underwriting standards and geographic boundaries consistent with Bankshares’ loans outstanding. Bankshares’ lending activities are concentrated in Maryland, Delaware and Virginia.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Total commitments to extend credit were $4.8 billion at December 31, 2005 and $4.2 billion at December 31, 2004.

Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Outstanding letters of credit were $540.6 million at December 31, 2005 and $379.8 million at December 31, 2004.  In accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the fees received for issuing letters of credit are deferred and amortized over the life of the commitment.  The unamortized fees on letters of credit at December 31, 2005 and December 31, 2004 had a carrying value of $1.9 million and $1.3 million, respectively.

One of Bankshares’ mortgage banking subsidiaries is a Fannie Mae Delegated Underwriting and Servicing lender and has a loss-sharing arrangement for loans originated on behalf of and sold to Fannie Mae.  The unamortized principal balance of the underlying loans totaled $249.8 million at December 31, 2005 and $190.7 million at December 31, 2004.  A loss reserve of $60.7 thousand has been established for potential losses on loans originated and sold in the secondary market at December 31, 2005.  The mortgage subsidiary also has originated and sold loans with recourse in the event of foreclosure on the underlying real estate. The unamortized amount of principal balance of loans sold with recourse totaled $1.3 million and $1.7 million at December 31, 2005 and 2004, respectively.  These mortgages are generally in good standing and are well collateralized, no loss has ensued and no future loss is expected.

Bankshares has committed to invest funds in third-party private equity funds. At December 31, 2005 and 2004, $26.6 million and $28.9 million, respectively, remained unfunded.

Bankshares entered into a seven-year service contract with SunGard Wealth Management Services to provide a new core accounting system and back-office operations beginning in January 2005. The annual purchase obligation commitments on this contract are:  2006 - $5.0 million, 2007 - $5.0 million, 2008 - $5.0 million, 2009 - $5.0 million, 2010 - $5.0 million, thereafter - $5.0 million. For additional information on other commitments, see Notes Nos. 5, 9, and 18.

In the ordinary course of business, Bankshares and its subsidiaries are involved in a number of pending and threatened legal actions and proceedings. In certain of these actions and proceedings, claims for substantial monetary damages are asserted against Bankshares and its subsidiaries. In view of the inherent difficulty of predicting the outcome of such matters, Bankshares cannot state what the eventual outcome of pending matters will be. However, based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation matters, will have a material adverse effect on the consolidated financial position, earnings or liquidity of Bankshares. If payment associated with a claim becomes probable and the cost can be reasonably estimated, a contingent liability would be established based on information currently available, advice of counsel and available insurance coverage.

Between 2001 and 2003, on behalf of either individual plaintiffs or a putative class of plaintiffs, eight separate actions were filed in state and federal court against CBNV and other defendants challenging the validity of second mortgage loans the defendants made to the plaintiffs.  All of the cases were either filed in or removed to the federal district court for the Western District of Pennsylvania.  In June 2003, the parties to the various actions informed the court that they had reached an agreement in principle to settle the various actions.  On July 17, 2003, the court conditionally certified a class for settlement purposes, preliminarily approved the class settlement and directed the issuance of notice to the class.

Thereafter, certain plaintiffs who had initially opted out of the proposed settlement and other objectors challenged the validity of the settlement in the district court.  The district court denied their arguments and approved the settlement.  These “opt out” plaintiffs and other objectors appealed the district court’s approval of the settlement to the Third Circuit Court of Appeals.  In August 2005, the Third Circuit reversed the district court’s approval of the settlement and remanded the case to the district court with instructions to consider and address certain specific issues when re-evaluating the settlement. Certain individuals who were excluded from the settlement class have filed two actions on behalf of a putative class of plaintiffs alleging claims similar to those raised in the initial filing.  These actions recently were consolidated in the Western District of Pennsylvania.  Bankshares believes these actions are without merit and intends to defend the actions vigorously.  Based on the information currently available, advice of counsel and established reserves, Bankshares believes that the eventual outcome of these actions will not have a material adverse effect on Bankshares’ consolidated financial position or results of operations.

11. SHAREHOLDERS’ EQUITY

On January 10, 2006, Bankshares announced a three-for-two stock split on its common stock payable in the form of a stock dividend on January 27, 2006 to stockholders of record as of the close of business on January 20, 2006. Certain shares, average shares and per share amounts have been adjusted to give effect to the split.

The Board of Directors has the authority to classify and reclassify any unissued shares of preferred stock by fixing the preferences, rights, voting powers (which may include separate class voting on certain matters), restrictions and qualifications, dividends, times and prices of redemption and conversion rights.

Bankshares has a Dividend Reinvestment and Stock Purchase Plan. The Plan allows shareholders to invest their cash dividends automatically in Bankshares stock at a price that is 5% less than the market price on the dividend payment date. Plan participants also may make additional cash payments to purchase stock through the Plan at the market price. The number of shares of common stock that remain available for issuance under the Plan is 362,766 shares. Bankshares reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

Bankshares has an Employee Stock Purchase Plan.  The Plan allows employees (other than executive officers of Bankshares) to purchase stock through payroll deduction and dividend reinvestment at the then current market price for employee purchases and at 95% of market for dividend reinvestment.  The number of shares of common stock that remain available for issuance under the Plan is 1,076,162 shares. Bankshares reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion.

The Board of Directors has authorized Bankshares to purchase shares of its common stock.  Purchases may be made from time to time, subject to regulatory requirements, in the open market or in privately negotiated transactions.  Purchased shares are retired. The number of shares remaining available for purchase under the plan was 476,327 shares at December 31, 2005.  During 2005 there were no shares repurchased under this plan.  In 2004, Bankshares repurchased 1,000,000 shares.  In April 2004, Bankshares entered into a privately negotiated agreement for the accelerated repurchase of these shares.

Pursuant to a Shareholders Protection Rights Agreement adopted in June 1999, each share of outstanding common stock carries a right, initially for the purchase of 1/1,000 of a share of preferred stock at an exercise price of $100 (subject to adjustment).  The rights, which do not carry voting or dividend rights, may be redeemed by Bankshares at $0.005 per right.  The rights expire on September 29, 2009 unless sooner exercised, exchanged or redeemed.  The rights will not become exercisable and will not trade separately from the common stock until the tenth business day (or such other date as the Board of Directors selects) after commencement of a tender or exchange offer for, or announcement of the acquisition by a person or group of 10.0% or more of the outstanding common stock. Upon exercisability of the rights after acquisition by a person or group (acquiring person) of 10.0% or more of the outstanding common stock or upon certain business combinations or other defined transactions involving Bankshares, each right (except rights of the acquiring person, which become void) will entitle its holder to acquire common stock (or at Bankshares’ discretion, preferred stock) of Bankshares, or common stock of the acquiring entity in a business combination or other defined transaction, with a value of twice the then current exercise price of the right.  In certain such cases, Bankshares may exchange one share of common stock (or at Bankshares’ discretion, 1/1,000 of a share of preferred stock) for each right that has not become void.  The Board of Directors has classified 1,600,000 shares of preferred stock as Class A Preferred Stock for potential issuance on exercise of rights.

Cash dividends paid to Bankshares by its consolidated subsidiaries for the years ended 2005, 2004 and 2003 were $173.0 million, $145.8 million and $310.8 million, respectively.  In aggregate, our affiliate banks have $379.8 million of capital beyond the level necessary to maintain “well capitalized” status at December 31, 2005.  The amount of dividends that Bankshares’ bank and nonbank affiliates could have paid to the holding company without approval from bank regulators at December 31, 2005 was $266.4 million.

The Mercantile Bankshares Corporation Stock Retainer and Deferred Compensation Plan for Non-Employee Directors was approved at the 2005 Annual Shareholders’ meeting.  The Plan provides for an annual stock retainer of 750 shares of Bankshares’ common stock to each nonemployee director of Bankshares.  The Plan permits nonemployee directors of Bankshares and its affiliates to elect to defer voluntarily their annual stock and cash retainers and some or all of their fees.  The initial annual stock retainer under the plan was paid on June 1, 2005 to nonemployee directors.

A change to the Directors’ Deferred Compensation Plan was approved at the 2004 Annual Shareholders’ meeting.  Beginning

April 1, 2004, all deferred directors’ fees are covered by the Plan.  At April 1, 2004, directors had the option to leave their deferred balance in the old phantom stock plan or convert their balance into vested shares under the new plan.  All but 13 directors converted their balances to the new plan.  This resulted in adding approximately 223,500 stock equivalents and $6.4 million to capital surplus. These vested shares will be issued after a director retires.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by weighted average common shares outstanding, which were 121,348,742 for 2005, 118,830,128 for 2004 and 109,338,614 for 2003. Diluted EPS is computed using the same components as in basic EPS with the denominator adjusted for the dilutive effect of stock options, restricted stock awards and vested directors’ deferred compensation plan shares. The adjusted weighted average shares were 122,390,007 for 2005, 119,781,506 for 2004 and 110,132,231 for 2003. The following tables provide a reconciliation between the computation of basic EPS and diluted EPS for the years ended December 31, 2005, 2004 and 2003.

2005 (In thousands, except per share data)	Net Income	Weighted Average Common Shares	EPS
Basic EPS	$276,319	121,349	$2.28
Dilutive effect of:
Stock options and restricted stock awards		780
Vested directors’ deferred compensation plan shares		261
Diluted EPS	$276,319	122,390	$2.26

2004 (In thousands, except per share data)	Net Income	Weighted Average Common Shares	EPS
Basic EPS	$229,407	118,830	$1.93
Dilutive effect of:
Stock options and restricted stock awards		778
Vested directors’ deferred compensation plan shares		174
Diluted EPS	$229,407	119,782	$1.92

2003 (In thousands, except per share data)	Net Income	Weighted Average Common Shares	EPS
Basic EPS	$196,814	109,339	$1.80
Dilutive effect of:
Stock options and restricted stock awards		793
Diluted EPS	$196,814	110,132	$1.79

Comprehensive Income

The two major components of comprehensive income are net income and other comprehensive income. Other comprehensive income includes such items as net unrealized gains and losses on securities available-for-sale. The following table summarizes the market value change and related tax effect of unrealized gains (losses) on securities available-for-sale for each of the three years in the period ended December 31, 2005. See the “Statements of Changes in Consolidated Shareholders’ Equity.”

2005 (Dollars in thousands)	Pretax Amount	Tax Benefit	Net Amount
Net Income			$276,319
Other comprehensive income
Unrealized holding (losses) gains arising during the period	(47,718)	17,844	(29,874)
Reclassification adjustment for (gains) losses included in net income	(405)	160	(245)
Total other comprehensive (losses) income	(48,123)	18,004	(30,119)
Total comprehensive income			$246,200

2004 (Dollars in thousands)	Pretax Amount	Tax Benefit	Net Amount
Net Income			$229,407
Other comprehensive income
Unrealized holding (losses) gains arising during the period	(39,156)	14,696	(24,460)
Reclassification adjustment for (gains) losses included in net income	(1,239)	490	(749)
Total other comprehensive (losses) income	(40,395)	15,186	(25,209)
Total comprehensive income			$204,198

2003 (Dollars in thousands)	Pretax Amount	Tax Benefit	Net Amount
Net Income			$196,814
Other comprehensive income
Unrealized holding (losses) gains arising during the period	(46,059)	16,996	(29,063)
Reclassification adjustment for (gains) losses included in net income	(7,137)	2,823	(4,314)
Total other comprehensive (losses) income	(53,196)	19,819	(33,377)
Total comprehensive income			$163,437

Capital Adequacy

Bankshares and its bank affiliates are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on Bankshares’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and its bank affiliates must meet specific capital guidelines that involve quantitative measures of Bankshares’ assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bankshares’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and its bank affiliates to maintain.at least the minimum amounts and ratios of Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes that, as of December 31, 2005, Bankshares and its bank affiliates exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the primary regulators for each of Bankshares’ affiliate banking institutions categorized them as well capitalized under the prompt corrective action regulations. To be categorized as well capitalized, a bank must maintain certain capital ratios above minimum levels. These capital ratios include Tier I capital and total risk-based capital as percents of net risk-weighted assets and Tier I capital as a percent of adjusted average total assets (leverage ratio). There are no conditions or events since the last notifications that management believes have changed the affiliate banks’ category.

Actual capital amounts and ratios are presented in the following table for Bankshares and its affiliates. The minimum ratios for capital adequacy purposes are 4.00%, 8.00% and 4.00% for the Tier I Capital, Total Capital and Leverage ratios, respectively. To be categorized as well capitalized, a bank must maintain minimum ratios of 6.00%, 10.00% and 5.00% for its Tier I Capital, Total Capital and Leverage ratios, respectively. Bankshares, as a bank holding company, is not subject to the well capitalized requirement. No deduction from capital is required for interest rate risk.

December 31, 2005 (Dollars in thousands)	Tier I Capital	Total Risk-Based Capital	Net Risk-Weighted Assets	Adjusted Average Total Assets	Tier I Capital Ratio	Total Capital Ratio	Leverage Ratio
Bankshares	$1,518,454	$1,975,313	$12,848,926	$15,471,385	11.82%	15.37%	9.81%
Annapolis Banking and Trust	43,148	50,382	331,167	484,567	13.03	15.21	8.90
Citizens National Bank	103,600	151,903	1,139,217	1,281,737	9.09	13.33	8.08
Farmers & Mechanics Bank	164,489	225,553	1,341,615	1,700,721	12.26	16.81	9.67
Marshall National Bank and Trust	12,661	19,235	132,110	164,212	9.58	14.56	7.71
Mercantile County Bank	77,489	116,005	728,884	916,864	10.63	15.92	8.45
Mercantile Eastern Shore Bank	52,538	83,614	451,831	575,426	11.63	18.51	9.13
Mercantile Peninsula Bank	141,149	214,251	1,336,315	1,677,958	10.56	16.03	8.41
Mercantile-Safe Deposit and Trust Company	509,252	624,036	5,795,437	6,721,535	8.79	10.77	7.58
Mercantile Southern Maryland Bank	94,717	131,461	620,898	954,636	15.25	21.17	9.92
National Bank of Fredericksburg	37,081	48,169	353,718	455,590	10.48	13.62	8.14
Westminster Union Bank	66,961	98,053	509,424	810,677	13.14	19.25	8.26

December 31, 2004 (Dollars in thousands)	Tier I Capital	Total Risk-Based Capital	Net Risk-Weighted Assets	Adjusted Average Total Assets	Tier I Capital Ratio	Total Capital Ratio	Leverage Ratio
Bankshares	$1,370,112	$1,802,520	$11,109,137	$13,674,386	12.33%	16.23%	10.02%
Annapolis Banking and Trust	42,170	49,516	274,303	467,607	15.37	18.05	9.02
Citizens National Bank	91,078	139,356	1,002,628	1,163,721	9.08	13.90	7.83
Farmers & Mechanics Bank	155,656	216,901	1,282,848	1,690,284	12.13	16.91	9.21
Marshall National Bank and Trust	11,464	17,821	108,120	134,203	10.60	16.48	8.54
Mercantile County Bank	72,105	109,669	651,245	820,186	11.07	16.84	8.79
Mercantile Eastern Shore Bank	52,642	84,119	473,634	594,811	11.11	17.76	8.85
Mercantile Peninsula Bank	128,868	200,736	1,207,803	1,534,800	10.67	16.62	8.40
Mercantile-Safe Deposit and Trust Company	484,591	574,022	4,671,752	5,457,015	10.37	12.29	8.88
Mercantile Southern Maryland Bank	94,010	130,406	548,527	931,179	17.14	23.77	10.10
National Bank of Fredericksburg	34,153	44,842	305,234	416,813	11.19	14.69	8.19
Westminster Union Bank	58,596	89,677	505,819	808,495	11.58	17.73	7.25

12. INCOME TAXES

Applicable income taxes on net income for 2005, 2004 and 2003 consisted of the following.

	2005			2004			2003
(Dollars in thousands)	Federal	State	Total	Federal	State	Total	Federal	State	Total
Current tax expense	$151,657	$19,136	$170,793	$140,618	$14,255	$154,873	$107,870	$10,678	$118,548
Deferred tax expense (benefit)	(9,047)	(216)	(9,263)	(21,937)	(1,812)	(23,749)	(7,457)	(1,536)	(8,993)
Total	$142,610	$18,920	$161,530	$118,681	$12,443	$131,124	$100,413	$9,142	$109,555

Significant components of Bankshares’ deferred tax assets and liabilities as of December 31, 2005 and 2004 were as follows.

(Dollars in thousands)	2005	2004
Deferred tax assets:
Allowance for loan losses	$60,308	$58,322
Write-down of other real estate owned	51	134
Deferred income	35,607	35,559
Net unrealized losses on securities available-for-sale	19,388	1,382
Other	9,218	7,913
Total deferred tax assets	124,572	103,310
Deferred tax liabilities:
Purchase accounting adjustments	10,939	8,570
Depreciation	30,205	37,777
Accrued employee benefits	4,106	9,512
Prepaid items	—	152
Total deferred tax liabilities	45,250	56,011
Net deferred tax assets	$79,322	$47,299

A reconciliation between actual tax expense and taxes computed at the statutory federal rate of 35% for each of the three years in the period ended December 31, 2005 follows.

	2005		2004		2003
		% of Pretax		% of Pretax		% of Pretax
(Dollars in thousand)	Amount	Income	Amount	Income	Amount	Income
Tax computed at statutory rate	$153,247	35.0%	$126,186	35.0%	$107,229	35.0%
Increases (decreases) in tax resulting from:
Tax-exempt interest income	(3,658)	(0.8)	(3,567)	(0.9)	(3,581)	(1.2)
State income taxes, net of federal income tax benefit	12,298	2.8	8,088	2.2	5,942	1.9
Other, net	(357)	(0.1)	417	0.1	(35)	—
Actual tax expense	$161,530	36.9%	$131,124	36.4%	$109,555	35.7%

13. RELATED PARTY TRANSACTIONS

In the normal course of business, loans are made to officers and directors of Bankshares and its affiliates, as well as to their related interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than the normal risk of collectibility. At December 31, 2005 and 2004, loans to executive officers and directors of Bankshares and its principal affiliates, including loans to their related interests, totaled $119.1 million and $129.1 million, respectively. During 2005, loan additions and loan maturities and payoffs were $167.3 million and $177.3 million, respectively.

14. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Bankshares sponsors qualified and nonqualified pension plans and other postretirement benefit plans for its employees. With regard to the pension plans, there is no additional minimum pension liability required to be recognized. Included in the other postretirement benefit plans are health care and life insurance. All Bankshares affiliates have adopted the same health care and life insurance plans, except for one affiliate, which has separate benefit plans. Employees were eligible for company-paid health care benefits if their age plus length of service was equal to at least 65 as of December 31, 1990. Employees may become eligible for company-paid life insurance benefits if they qualify for retirement while working for Bankshares. In addition to the plans disclosed in the following tables, Bankshares has periodically entered into separate supplemental retirement agreements with key executives. These are generally unfunded obligations, with an accrued liability of $18.7 million and $18.5 million at December 31, 2005 and 2004, respectively.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for each of the two years in the period ended December 31, 2005.

	Pension Benefits
	2005			2004
		Non-			Non-		Other Benefits
(Dollars in thousands)	Qualified	qualified	Total	Qualified	qualified	Total	2005	2004
Change in Benefit Obligations
Benefit obligation at beginning of year	$198,422	$2,910	$201,332	$168,104	$6,560	$174,664	$16,910	$15,050
Service cost	7,320	607	7,927	5,603	618	6,221	390	352
Interest cost	11,276	161	11,437	10,528	386	10,914	904	1,028
Amendments	—	—	—	4,865	83	4,948	—	—
Actuarial (gain) loss	2,160	955	3,115	18,276	(4,517)	13,759	(1,705)	1,589
Acquisition	—	—	—	—	—	—	—	—
Benefits paid	(9,237)	(121)	(9,358)	(8,954)	(220)	(9,174)	(1,098)	(1,109)
Benefit obligation at end of year	209,941	4,512	214,453	198,422	2,910	201,332	15,401	16,910

Change in Plan Assets
Fair value of plan assets at beginning of year	211,638	—	211,638	197,260	—	197,260	—	—
Actual return on plan assets	9,110	—	9,110	23,332	—	23,332	—	—
Acquisition	—	—	—	—	—	—	—	—
Employer contribution	—	121	121	—	220	220	1,098	1,109
Plan participants’ contributions	—	—	—	—	—	—	1,947	1,687
Benefits paid	(9,237)	(121)	(9,358)	(8,954)	(220)	(9,174)	(3,045)	(2,796)
Fair value of plan assets at end of year	211,511	—	211,511	211,638	—	211,638	—	—
Funded status	1,570	(4,512)	(2,942)	13,216	(2,910)	10,306	(15,401)	(16,910)
Unrecognized net actuarial (gain) loss	44,524	(1,453)	43,071	36,362	(2,593)	33,769	4,212	6,190
Unrecognized prior service cost	8,568	226	8,794	9,738	249	9,987	—	—
Unrecognized transition (assets)/obligation	—	—	—	—	—	—	—	—
Prepaid (accrued) benefit cost	$54,662	$(5,739)	$48,923	$59,316	$(5,254)	$54,062	$(11,189)	$(10,720)

Amounts recognized in the consolidated balance sheets consist of:

	Pension Benefits
	2005			2004			Other Benefits
(Dollars in thousands)	Qualified	Non- qualified	Total	Qualified	Non- qualified	Total	2005	2004
Prepaid benefit cost	$54,662	$—	$54,662	$59,316	$—	$59,316	$—	$—
Accrued benefit cost	—	(5,739)	(5,739)	—	(5,254)	(5,254)	(11,189)	(10,720)
Intangible assets	—	—	—	—	—	—	—	—
Accumulated other comprehensive income	—	—	—	—	—	—	—	—
Net amount recognized	$54,662	$(5,739)	$48,923	$59,316	$(5,254)	$54,062	$(11,189)	$(10,720)

The following is a comparison of the projected and accumulated benefit obligation to the fair value of assets for the pension plans.

	Pension Benefits at December 31,
	2005			2004
	Qualified	Non- qualified	Total	Qualified	Non- qualified	Total
Projected benefit obligation	$209,941	$4,512	$214,453	$198,422	$2,910	$201,332
Accumulated benefit obligation	202,479	4,512	206,991	189,535	2,910	192,445
Fair value of assets	211,511	—	211,511	211,638	—	211,638

The components of net periodic benefit cost for the pension plans for 2005, 2004 and 2003 follow.

	Pension Benefits
	2005			2004			2003
(Dollars in thousands)	Qualified	Non- qualified	Total	Qualified	Non- qualified	Total	Qualified	Non- qualified	Total
Service cost	$7,320	$607	$7,927	$5,603	$618	$6,221	$4,563	$404	$4,967
Interest cost	11,276	161	11,437	10,528	386	10,914	9,993	314	10,307
Expected return on plan assets	(16,573)	—	(16,573)	(15,387)	—	(15,387)	(12,395)	—	(12,395)
Amortization of prior service cost	1,170	23	1,193	782	23	805	779	23	802
Recognized net actuarial (gain) loss	1,461	(185)	1,276	1,052	92	1,144	2,421	32	2,453
Amortization of transition asset	—	—	—	—	94	94	—	99	99
Net periodic benefit cost	$4,654	$606	$5,260	$2,578	$1,213	$3,791	$5,361	$872	$6,233

The components of net periodic benefit cost for the other post-retirement benefit plans for 2005, 2004 and 2003 follow.

	Other Benefits
(Dollars in thousands)	2005	2004	2003
Service cost	$390	$352	$205
Interest cost	904	1,028	854
Expected return on plan assets	—	—	—
Amortization of prior service cost	—	—	—
Recognized net actuarial loss	275	362	153
Amortization of transition asset	—	—	—
Net periodic benefit cost	$1,569	$1,742	$1,212

In May 2004, the FASB issued FSP FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which provides guidance on accounting for the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.  Bankshares has determined that certain benefits covered by its post-retirement plans are actuarially equivalent to Medicare Part D benefits.  The effects of the subsidy reduced the accumulated post-retirement benefit obligation by $1.2 million and net periodic benefit cost by $0.1 million.  The reduction in the projected net periodic benefit cost was recognized in Bankshares’ Statements of Consolidated Income in 2005.

There was no increase in the minimum liability included in other comprehensive income relating to pension benefits and other postretirement benefits for 2005 and 2004.

The weighted average assumptions used to determine the benefit obligation are shown in the following table.

	Pension Benefits		Other Benefits
As of December 31,	2005	2004	2005	2004
Discount rate	5.75%	5.75%	5.75%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

The weighted average assumptions used to determine the net periodic benefit cost are shown in the following table.

	Pension Benefits		Other Benefits
As of December 31,	2005	2004	2005	2004
Discount rate	5.75%	6.25%	5.75%	6.25%
Expected long-term return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

In determining pension expense for the qualified pension plan, a long-term return on assets of 8% was assumed. This return consists of an average return of 10% on equity securities and 5% on debt securities.

Assumed health care cost trend rates are shown in the following table.

As of December 31,	2005	2004
Health care cost trend rate assumed for next year	10%	10%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2011	2010

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2006 and assumed to decrease by 1% per annum until the annual rate reaches 5% and to remain level thereafter. This rate represents Bankshares’ portion of the annual rate of increase. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects.

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$106	$(92)
Effect on postretirement benefit obligation	1,061	(940)

Pension Plan Assets

Bankshares’ qualified pension plan weighted average asset allocations by category are as follows.

	Plan Assets at December 31,
Asset category	2005	2004
Equity securities	63%	66%
Debt securities	34	31
Cash	3	3
Total	100%	100%

The return objectives for the qualified pension plan are to (1) provide a growing and predictable income stream from year to year;

(2) achieve an annual return at least equal to the 8% actuarial assumption rate; (3) preserve the capital value of the pension plan; and (4) achieve growth of capital with comparable pension funds.

Asset allocation targets are between 30% to 50% in debt securities and 50% to 70% in equity securities. At December 31, 2005, assets of the qualified pension plan consisted of 63% equity securities, 34% debt securities, and 3% cash.

One final objective of the qualified pension plan is to maintain the fair value of plan assets greater than the plan benefit obligations. At December 31, 2005, the fair value of qualified plan assets was 101% of benefit obligations.

The qualified pension plan had no investments in Bankshares’ common stock as of December 31, 2005 and 2004.

Cash Flows

Generally, Bankshares makes contributions to the pension plan in amounts permitted under employee benefit and tax laws. Cash contributions are made after valuations have been finalized for the plan year and prior to the tax return filing date. Bankshares will make a contribution of $15.0 million in the first quarter of 2006.

The following benefit payments, which reflect expected future service, as appropriate, are to be paid.

	Pension Benefits
	Qualified	Non-qualified	Total	Other Benefits
2006	$9,481	$—	$9,481	$1,640
2007	9,988	427	10,415	1,617
2008	10,581	270	10,851	1,525
2009	11,245	140	11,385	1,555
2010	11,874	646	12,520	1,654
Years 2011-2015	70,452	5,022	75,474	7,276

15. STOCK PLANS

Bankshares adopted the cost recognition provisions of SFAS No. 123 in 1995 and has been expensing compensation cost related to options. Bankshares will be adopting SFAS No. 123(R) effective January 1, 2006 under the modified version of prospective application.

Omnibus Stock Plan (1989)

The Omnibus Stock Plan adopted in 1989 permitted the grant of stock options and other stock incentives to key employees of Bankshares and its affiliates. The 1989 Plan provided for the issuance of up to 2,902,500 shares of Bankshares authorized but unissued common stock. Options outstanding were granted at market value on the grant date and include both stock options which become exercisable cumulatively at the rate of 25.0% a year and those which are exercisable immediately on grant. If certain levels of earnings per share of Bankshares and net income of affiliates are not achieved, all or a portion of those options which become exercisable at the rate of 25.0% a year are forfeited and become available for future grants. All options will terminate 10 years from date of grant if not exercised. No further grants will be made under the 1989 Plan.

1999 Omnibus Stock Plan

The 1999 Omnibus Stock Plan permits the grant of stock options and other stock incentives, including restricted stock awards, to key employees of Bankshares and its affiliates. The 1999 Plan provides for the issuance of up to 4,500,000 shares (as adjusted for the stock split) of Bankshares authorized but unissued common stock. Options outstanding were granted at market value and include both performance-based and nonperformance-based options. Options become exercisable ratably over three or four years. If certain levels of earnings per share of Bankshares and net income of affiliates are not achieved, all or a portion of the performance-based options are forfeited and become available for future grants. All options will terminate 10 years from date of grant if not exercised. Restricted stock awards outstanding were granted at market value and vest ratably over three years or in total at the end of a specified three-year period. The number of shares of common stock that remain available for future grants under the Plan at December 31, 2005 is 1,330,094 shares.

The table below summarizes activity under the Omnibus Stock Plan and the 1999 Omnibus Stock Plan during the three years ended December 31, 2005.

			As of December 31,
	Options issued and outstanding	Weighted average exercise price	Options exercisable	Weighted average exercise price
Balance, December 31, 2002	1,954,634	$16.60
Granted	632,025	23.77
Options (at fair value) related to option plan of acquired bank	483,792	13.95
Terminated / forfeited	(304,217)	18.85
Exercised	(499,088)	12.93
Balance, December 31, 2003	2,267,146	18.54	1,348,559	$14.65
Granted	690,858	30.41
Terminated / forfeited	(69,233)	24.88
Exercised	(538,256)	12.72
Balance, December 31, 2004	2,350,515	23.18	1,153,838	18.11
Granted	436,538	34.15
Options (at fair value) related to option plan of acquired bank	208,146	8.93
Terminated / forfeited	(5,177)	10.08
Exercised	(330,782)	14.03
Balance, December 31, 2005	2,659,240	25.01	1,489,397	20.80

The following table provides selected information on stock options outstanding and exercisable at December 31, 2005.

	Options Outstanding			Options Exercisable
Exercise Prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted Average exercise price
$6.45 - $12.42	222,729	8.30	$8.38	222,729	$8.38
$13.13 - $17.16	498,201	4.43	16.28	498,201	16.28
$19.89 - $26.17	549,378	7.07	23.42	296,730	23.13
$28.43 - $34.15	1,388,932	8.17	31.43	471,737	29.97

The weighted average fair value of options granted during 2005, 2004 and 2003 was $6.36, $4.14 and $4.55, respectively. Compensation expense associated with the options granted and expected to vest for 2005, 2004 and 2003 was $2.4 million, $2.7 million and $2.0 million, respectively.

The weighted average fair value of options granted is estimated as of the grant date using the Black-Scholes option-pricing model. The following weighted average assumptions were used as inputs to the Black-Scholes model for grants in 2005, 2004 and 2003, respectively:

•                  Dividend yield of 2.69%, 2.92% and 3.37%

•                  Volatility of 21.85%, 22.32% and 26.20%

•                  Risk-free interest rate of 4.12%, 2.66% and 3.28%

•                  Expected term of 4.6, 3.0 and 5.4 years

The number of restricted stock awards granted in 2005, 2004 and 2003 was 86,592, 53,973 and 152,898, respectively. Total compensation expense associated with the restricted stock awards for 2005, 2004 and 2003 was $2.6 million, $2.2 million and $3.0 million, respectively. Compensation expense is recognized on a straight-line basis over a three-year vesting period. Due to the separation of personnel from IWM, restricted stock expense of $0.8 million was accelerated into the year 2003 that otherwise would have been recognized over future periods.

In 2004, the Compensation Committee of the Board of Directors approved a performance-based restricted stock program covering seven senior executive officers of Bankshares. The maximum potential annual award to any participant is restricted stock with a fair market value equal to 100% of such participant’s salary as of March 29, 2004. As of December 31, 2005, no awards had been made under this program.

Another form of stock-based compensation is phantom stock, which is used for a portion of Bankshares’ directors’ deferred compensation plan. A change in this plan was approved at the annual shareholders’ meeting and was effective April 1, 2004. This plan provides for the issuance of up to 667,500 shares of Bankshares’ authorized but unissued common stock. The Plan requires all deferred fees to be settled in Bankshares’ stock. The compensation cost for the phantom stock is included in other expenses.

Stock-based compensation amounts for 2005, 2004 and 2003 are summarized in the following table.

(Dollars in thousands)	2005	2004	2003
Stock options expense	$2,367	$2,676	$2,045
Restricted stock awards expense	2,638	2,191	2,986
Subtotal included in salaries expense	5,005	4,867	5,031

Phantom stock expense	310	74	1,581
Total stock-based compensation expense	$5,315	$4,941	$6,612

16. SEGMENT REPORTING

Operating segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” are components of an enterprise with separate financial information. The component engages in business activities from which it derives revenues and incurs expenses and the operating results of which management relies on for decision-making and performance assessment. Bankshares has two reportable segments – Banking and Investment and Wealth Management (“IWM”). The Banking segment is comprised of 11 affiliate banks. During 2005, the Private Banking Group of MSD&T was consolidated into the Private Banking Group of IWM. The segment results have been reclassified to conform to current presentation for comparability. Additionally, as loans and deposits are now being reflected in the IWM segment, a funds transfer-pricing model was utilized to match the duration of the funding and investment of the IWM segment assets and liabilities. The accounting policies of the segments are the same as those described in Note No. 1 (Significant Accounting Policies) of the financial statements. However, the segment data reflect intersegment transactions and balances.

The following tables present selected segment information for the years ended December 31, 2005, 2004 and 2003. The components in the “Other” column consist of amounts for the nonbank affiliates, unallocated corporate expenses and intercompany eliminations. Certain expense amounts such as operations overhead have been reclassified from internal financial reporting in order to provide for full cost absorption. These reclassifications are shown in the “Adjustments” line. The acquisitions of CBNV and Farmers are included in the “Banking” column, whereas Boyd Watterson and Peremel are included in the “IWM” column.

2005 (Dollars in thousands)	Banking	IWM	Other	Total
Net interest income	$609,758	$7,819	$(451)	$617,126
Provision for loan losses	(1,576)	—	—	(1,576)
Noninterest income	132,154	95,958	15,008	243,120
Noninterest expenses	(341,543)	(72,929)	(6,349)	(420,821)
Adjustments	17,610	(3,885)	(13,725)	—
Income (loss) before income taxes	416,403	26,963	(5,517)	437,849
Income tax (expense) benefit	(145,044)	(10,785)	(5,701)	(161,530)
Net income (loss)	$271,359	$16,178	$(11,218)	$276,319
Average loans	$10,876,592	$152,572	$387	$11,029,551
Average earning assets	13,917,161	152,572	(1,596)	14,068,137
Average assets	15,235,634	152,941	132,444	15,521,019
Average deposits	11,444,361	199,159	(229,765)	11,413,755
Average equity	1,891,834	34,354	170,229	2,096,417

2004 (Dollars in thousands)	Banking	IWM	Other	Total
Net interest income	$534,468	$10,172	$1,141	$545,781
Provision for loan losses	(7,221)	—	—	(7,221)
Noninterest income	114,477	90,516	8,936	213,929
Noninterest expenses	(318,706)	(69,575)	(3,677)	(391,958)
Adjustments	18,098	(3,603)	(14,495)	—
Income (loss) before income taxes	341,116	27,510	(8,095)	360,531
Income tax (expense) benefit	(120,253)	(11,004)	133	(131,124)
Net income (loss)	$220,863	$16,506	$(7,962)	$229,407
Average loans	$9,591,510	$127,739	$160	$9,719,409
Average earning assets	12,576,465	127,739	28,800	12,733,004
Average assets	13,413,992	127,949	451,030	13,992,971
Average deposits	10,323,349	175,096	(84,753)	10,413,692
Average equity	1,449,355	31,219	391,096	1,871,670

2003 (Dollars in thousands)	Banking	IWM	Other	Total
Net interest income	$469,704	$7,803	$(5,158)	$472,349
Provision for loan losses	(12,105)	—	—	(12,105)
Noninterest income	98,426	78,608	6,538	183,572
Noninterest expenses	(268,656)	(63,870)	(4,921)	(337,447)
Adjustments	9,941	(3,483)	(6,458)	—
Income (loss) before income taxes	297,310	19,058	(9,999)	306,369
Income tax (expense) benefit	(104,815)	(7,623)	2,883	(109,555)
Net income (loss)	$192,495	$11,435	$(7,116)	$196,814
Average loans	$7,969,464	$119,285	$233	$8,088,982
Average earning assets	10,966,978	119,285	11,225	11,097,488
Average assets	11,581,942	119,501	270,138	11,971,581
Average deposits	9,010,069	132,575	(150,790)	8,991,854
Average equity	1,280,643	28,834	187,668	1,497,145

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about the Fair Value of Financial Instruments,” requires that we disclose estimated fair values for our financial instruments. This disclosure should be read in conjunction with the financial statements and Notes to Financial Statements in this Annual Report.

We base fair values on estimates or calculations using present value techniques when quoted market prices are not available. Because broadly traded markets do not exist for many of our financial instruments, we try to incorporate the current market conditions in the fair value calculation. These valuations are our estimates and are often based on current pricing policy, the characteristics of the financial instrument and other such factors. These calculations are subjective, involve uncertainties and rely on management judgment. There may be inherent weaknesses in any calculation technique and changes in underlying assumptions used, including discount rates and estimates of future cash flow that could significantly affect the results.

We have not included certain material items in our disclosure, such as the value of the long-term relationships with our deposit and wealth management customers, since these intangibles are not financial instruments. For all of these reasons, the total of the fair value calculations do not represent the underlying value of Bankshares.

The estimated fair values of Bankshares’ financial instruments at December 31, 2005 and 2004 were as follows:

	2005		2004
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial Assets
Loans held-for-sale	$26,263	$26,263	$11,000	$11,000
Loans	11,607,845	11,941,754	10,228,433	10,280,155
Nonmarketable investments	284,836	284,836	214,502	214,502

Financial Liabilities
Deposits	$12,077,350	$11,169,923	$10,799,199	$9,421,832
Long-term debt	742,163	736,858	690,955	718,995

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of

December 31, 2005 and 2004:

Cash and Short-Term Investments

The amounts reported in the balance sheet approximate the fair values of these assets. Short-term investments include interest-bearing deposits in other banks and federal funds sold.

Investment Securities

Fair values of investment securities are based on quoted market prices and are reported in Note No. 3 (Investment Securities).

Loans Held-for-Sale

Loans held-for-sale are based on what secondary markets are currently offering for portfolios with similar characteristics.

Loans

The fair value calculation of loans differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate.

The fair value of commercial loans, commercial real estate loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that are believed to reflect current credit quality and other related factors.

For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and re-pricing characteristics.

For consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayments, based on the current rates we offer for loans with similar characteristics.

Loan commitments and letters of credit not included in the above table had contractual values of $4.8 billion and $540.6 million, respectively, at December 31, 2005, and $4.2 billion and $379.8 million, respectively, at December 31, 2004. These instruments generate ongoing fees at our current pricing levels. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. Unamortized fees on letters of credit totaled $1.9 million and $1.3 million at December 31, 2005 and 2004, respectively. Carrying cost estimates the fair value for these fees.

Nonmarketable Investments

There are generally restrictions on the sale and/or liquidation of nonmarketable securities. The carrying value of Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at par, which approximates fair value. Private equity investments, hedge funds and the cash surrender value of BOLI are carried at fair value based on current market valuations.

Deposits

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates and remaining maturities for currently offered certificates of deposit.

Short-Term Borrowings

The amounts reported in the balance sheet approximate the fair values because of the short duration of those instruments.

Long-Term Debt

The fair value of long-term debt associated with interest rate swaps is based on quoted market prices. For all other long-term debt, fair value is estimated by discounting the future cash flows using estimates of rates currently available to Bankshares and its affiliates for debt with similar terms and remaining maturities.

Derivatives

Fair value for derivatives is determined based on the following:

•                  Position valuation - estimated by using pricing models that incorporate quoted market prices for swap rates and futures contracts, as well as market volatility, and assumes all counterparties have the same credit rating;

•                  Option valuation - estimated by using standard market models (such as modified Black-Scholes model on interest rate options), incorporating quoted market prices and volatilities.

The fair value of derivatives at December 31, 2005 and 2004 are reported in Note No. 18 (Derivative Instruments and Hedging Activities).

Limitations

The valuation techniques employed above involve uncertainties and are affected by assumptions used and by judgments regarding prepayments, credit risk, future loss experience, discount rates, cash flows and other factors. Therefore, derived fair values cannot be substantiated by comparison with independent markets or with other financial institutions. The reported fair values do not necessarily represent what Bankshares would realize in immediate sales or other dispositions. Changes in assumptions could significantly affect the reported fair values. The information presented is based on fair value calculations and market quotes as of December 31, 2005 and 2004. These amounts have not been updated since year-end; therefore, the valuation may have changed significantly since that time.

As discussed above, some of our asset and liability financial instruments are short-term, and therefore, the carrying amounts on the Consolidated Balance Sheet approximate fair value. Other significant assets and liabilities, which are not considered financial assets or liabilities and for which fair values have not been determined, include premises and equipment, goodwill and other intangibles, deferred and other liabilities.

18. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Bankshares maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. Currently, derivative instruments that are used as part of the interest rate risk management strategy have been restricted to interest rate swaps. Interest rate swaps generally involve the exchange of fixed-rate and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. At December 31, 2005, Bankshares had interest rate swaps to convert a portion of its nonprepayable fixed-rate debt to floating-rate debt.

Bankshares also arranges interest rate swaps, caps and swaptions for commercial loan customers through its Capital Markets Group. Derivative transactions executed with loan customers are hedged by means of an offsetting derivative trade with a third party. In this way, Bankshares manages the market risk arising from capital markets-related derivative activity.

The fair value of derivative instruments is based on position and option valuations. The position valuation is estimated by using pricing models that incorporate quoted market prices for swap rates and futures contracts, as well as market volatility, and assumes all counterparties have the same credit rating. The option valuation is estimated by using standard market models (such as the modified Black-Sholes model on interest rate options), incorporating quoted market prices and volatilities. The fair value of derivative instruments relating to hedging activities recorded in other assets was $5.3 million (notional $345.5 million) and $7.1 million (notional $294.5 million) at December 31, 2005 and 2004, respectively. The fair value of derivative instruments relating to hedging activities recorded in other liabilities was $12.3 million (notional $609.1 million) and $6.8 million (notional $136.0 million) at December 31, 2005 and 2004, respectively.

Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk are recorded as other noninterest income in the results of operations. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair values or cash flows of the hedged item and changes in fair value of the derivative are recognized as other noninterest income in the results of operations. The net interest settlement on derivatives designated as fair value or cash flow hedges is treated as an adjustment of the interest income or interest expense of the hedged assets or liabilities. The fair-value hedges of nonprepayable fixed-rate debt were effective for the reported periods and qualified for short-cut hedge accounting treatment. The impact of the hedges reduced interest expense $3.7 million and $10.2 million in 2005 and 2004, respectively.

The following tables summarize the gross position of derivatives relating to hedging activities at December 31, 2005 and 2004.

	December 31, 2005			December 31, 2004
(Dollars in thousands)	Notional or Contractual Amount	Credit Risk Amount (1)	Estimated Net Fair Value	Notional or Contractual Amount	Credit Risk Amount (1)	Estimated Net Fair Value
Asset/Liability Management Hedges
Interest Rate Contracts:
Swaps	$350,000	—	$(10,349)	$350,000	$6,297	$(143)

Customer Accommodations
Interest Rate Contracts:
Swaps	$592,934	$5,327	$3,462	$68,575	$684	$398
Swaptions/Caps Purchased	5,850	57	57	5,971	80	80
Swaptions/Caps Sold	5,850	—	(57)	5,971	—	(80)

(1) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all counterparties.

Mortgage loans held-for-sale have inherent forward contract (agreements to sell or purchase loans at a specific rate or yield) characteristics. Risk may arise from the corresponding parties’ inability to meet the terms of their contracts and from movement in interest rates. Bankshares has forward commitments to sell individual fixed-rate and variable-rate mortgage loans that are on its balance sheet at fair value or are approved, but not yet funded. The fair value of the forward contracts was $0.2 million at December 31, 2005 and ($1.2) million at December 31, 2004.

19. GOODWILL AND INTANGIBLE ASSETS

Goodwill totaled $670.0 million at December 31, 2005 and $507.8 million at December 31, 2004. During the second quarter of 2005, Bankshares recorded goodwill totaling $162.1 million in connection with the CBNV acquisition that increased the Banking segment’s goodwill to $630.2 million. See Note No. 2 (Business Combinations). The IWM segment goodwill was $39.8 million at December 31, 2005 and 2004.

The following table discloses the gross carrying amount and accumulated amortization of intangible assets subject to amortization at December 31, 2005 and December 31, 2004:

	December 31, 2005			December 31, 2004
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
Core deposits	$54,509	$(20,790)	$33,719	$49,881	$(15,014)	$34,867
Mortgage servicing	2,902	(1,145)	1,757	1,370	(1,013)	357
Customer lists and other	17,843	(6,666)	11,177	17,010	(4,008)	13,002
Total	$75,254	$(28,601)	$46,653	$68,261	$(20,035)	$48,226

Accumulated amortization for total intangible assets was $28.6 million and $20.0 million at year-end 2005 and 2004, respectively. The projections of amortization expense shown for mortgage servicing rights are based on asset balances and the interest rate environment as of December 31, 2005. Future amortization expense may be significantly different depending on changes in the mortgage-servicing portfolio, mortgage interest rates and market conditions.

In connection with the CBNV acquisition, Bankshares recorded core deposit intangibles of $4.6 million. Core deposit intangibles are amortized based on estimated lives of nine years, mortgage-servicing intangibles are amortized based on estimated lives ranging from three to ten years and customer lists and other intangibles are amortized based on estimated lives ranging from four to fifteen years.

The following table shows the current period and estimated future amortization expense for amortized intangible assets.

(Dollars in thousands)	Core Deposits	Mortgage Servicing	Customer Lists and Other	Total
Year ended December 31, 2005	$5,777	$322	$2,674	$8,773

Estimate for years ended December 31,
2006	5,950	312	2,116	8,378
2007	5,747	264	2,039	8,050
2008	4,653	247	1,359	6,259
2009	4,502	247	624	5,373
2010	4,502	227	507	5,236

20. MERCANTILE BANKSHARES CORPORATION (PARENT CORPORATION ONLY) FINANCIAL INFORMATION

BALANCE SHEET

December 31,
(Dollars in thousands, except per share data)	2005	2004
ASSETS
Cash	$4,618	$2,502
Interest-bearing deposits with bank affiliates	237,000	176,000
Securities purchased under resale agreements with bank affiliates	93,054	86,630
Cash and cash equivalents	334,672	265,132
Investment in bank affiliates	1,975,302	1,776,209
Investment in bank-related affiliates	11,052	10,033
Loans and advances to affiliates	328,074	358,076
Investment securities available-for-sale	18,874	18,580
Building premises and equipment, net	12,717	13,629
Other assets	121,709	123,295
Total	$2,802,400	$2,564,954
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Commercial paper	$193,054	$216,630
Accounts payable and other liabilities	25,412	36,399
Long-term debt	389,212	394,242
Total liabilities	607,678	647,271
Shareholders’ Equity:
Preferred stock, no par value; authorized 2,000,000 shares; issued and outstanding - None
Common stock, $2 par value; authorized 130,000,000 shares;
Issued 82,165,414 shares in 2005 and 79,300,506 shares in 2004	164,331	158,601
Capital surplus	676,830	530,705
Retained earnings	1,386,405	1,231,102
Accumulated other comprehensive loss	(32,844)	(2,725)
Total shareholders’ equity	2,194,722	1,917,683
Total	$2,802,400	$2,564,954

STATEMENT OF INCOME

	(Dollars in thousands)
For the Years Ended December 31,	2005	2004	2003
INCOME
Dividends from bank affiliates	$172,885	$145,841	$309,980
Dividends from bank-related affiliates	150	767	863
Interest on interest-bearing deposits with bank affiliates	3,681	710	1,460
Interest on securities purchased under resale agreements with bank affiliates	1,393	362	526
Interest on loans to affiliates	15,660	13,685	5,920
Other income	13,951	9,467	6,215
Total income	207,720	170,832	324,964
EXPENSES
Interest on short-term borrowings	3,181	893	1,099
Interest on long-term debt	18,563	13,846	12,128
Other expenses	4,028	4,984	6,042
Total expenses	25,772	19,723	19,269
Income before income tax benefit and equity in undistributed net income of affiliates	181,948	151,109	305,695
Income tax expense (benefit)	2,427	1,807	(1,959)
	179,521	149,302	307,654
Equity in undistributed net income of:
Bank affiliates	95,779	79,637	(110,984)
Bank-related affiliates	1,019	468	144
NET INCOME	$276,319	$229,407	$196,814

STATEMENT OF CASH FLOWS

Increase (decrease) in cash and cash equivalents	(Dollars in thousands)
For the Years Ended December 31,	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$276,319	$229,407	$196,814
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of affiliates	(96,798)	(80,105)	110,840
Depreciation and amortization	2,810	102	—
Investment securities gains	—	(1,295)	(380)
Net (increase) decrease in other assets	834	(8,574)	(6,390)
Net increase (decrease) in liabilities:
Interest payable	618	478	3,377
Accrued expenses	2,638	2,831	2,424
Taxes payable	(13,537)	1,714	(1,615)
Net cash provided by operating activities	172,884	144,558	305,070
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in loans to affiliates	30,002	1,444	(299,115)
Proceeds from sales of investment securities available-for-sale	—	27,224	2,380
Purchases of investment securities available-for-sale	(247)	(25,933)	(14,995)
Capital expenditures	—	(13,629)	—
Investment in affiliates	(561)	63,074	(171,609)
Net cash provided by (used in) investing activities	29,194	52,180	(483,339)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper	(23,576)	25,750	(67,888)
Proceeds from issuance of long-term debt	—	51,250	300,000
Repayment of long-term debt	—	—	(8,400)
Proceeds from issuance of shares	11,205	14,322	11,369
Repurchase of common shares	—	(44,110)	(212)
Dividends paid	(120,167)	(109,295)	(95,842)
Net cash (used in) provided by financing activities	(132,538)	(62,083)	139,027
Net increase (decrease) in cash and cash equivalents	69,540	134,655	(39,242)
Cash and cash equivalents at beginning of year	265,132	130,477	169,719
Cash and cash equivalents at end of year	$334,672	$265,132	$130,477

21. SUBSEQUENT EVENT

On January 10, 2006, Bankshares announced a three-for-two stock split on its common stock payable in the form of a stock dividend on January 27, 2006 to stockholders of record as of the close of business on January 20, 2006. In addition, the Board stated its intention to raise the annualized per share dividend rate, adjusted for the stock split, from $1.00 to $1.04. After the split, the indicated quarterly per share dividend rate will be $0.26 per share. Adjusted for the stock split, basic earnings per share for 2005, 2004 and 2003 were $2.28, $1.93 and $1.80, respectively. Adjusted for the stock split, diluted earnings per share for 2005, 2004 and 2003 were $2.26, $1.92 and $1.79, respectively.